EXHIBIT 10.27


                           M & F Worldwide Corp.
                            35 East 62nd Street
                          New York, New York 10021



                                                        December 21, 2001



PX Holding Corporation
35 East 62nd Street
New York, New York 10021

Gentlemen:

         M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide"), is delivering this letter to PX Holding Corporation, a Delaware corporation ("PX Holding") and a wholly owned subsidiary of Mafco Holdings Inc., a Delaware corporation ("Mafco"), in connection with the execution of a letter agreement, dated as of the date hereof (the "Letter Agreement"), by and between M & F Worldwide and Mafco. Pursuant to the Letter Agreement, PX Holding is acquiring from M & F Worldwide 666,667 newly-issued shares of Series B Non-Cumulative Perpetual Participating Preferred Stock, par value $.01 per share (the "Series B Preferred Stock").

         M & F Worldwide and PX Holding, intending to be legally bound, hereby agree that the definition of "Registrable Securities" under the registration rights agreement, dated as of April 19, 2001 (the
"Registration Rights Agreement"), by and between PX Holding and M & F Worldwide, is hereby amended and restated as follows:

                  "Registrable Securities" means (a) any shares of Common Stock issued in accordance with Section 1.1 of the Purchase Agreement, (b) any shares of Preferred Stock issued in accordance with Section 1.1 of the Purchase Agreement, (c) any additional shares of Common Stock, Preferred Stock or other capital stock of the Company which shall be issued to PX Holding, (d) any shares of Common Stock, Preferred Stock or other capital stock of the Company acquired by PX Holding on the open market at a time when such party is deemed to be an "affiliate" (as such term is defined under Rule 144 under the Securities Act) of the Company, and (e) any securities issued or issuable in respect of the Common Stock, Preferred Stock or other capital stock of the Company referred to in clauses (a), (b), (c) and (d) above by way of conversion, exercise or exchange or any stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger or consolidation, and any other securities issued pursuant to any other pro rata distribution with respect to such Common Stock, Preferred Stock or other capital stock of the Company. For purposes of this Agreement, a Registrable Security ceases to be a Registrable Security when (x) it has been effectively registered under the Securities Act and sold or distributed to the public in accordance with an effective registration statement covering it (and has not been reacquired in the manner described in clause (d) above), or (y) it is sold or distributed to the public pursuant to Rule 144 (or any successor or similar provision) under the Securities Act.

         M & F Worldwide's and PX Holding's agreements and undertakings hereunder are for the sole benefit of PX Holding and shall not create third party beneficiary rights on behalf of any other person or entity.

                  If you are in agreement with the foregoing, please so indicate by signing the enclosed duplicate copy of this letter.



                                   Very truly yours,


                                   M & F WORLDWIDE CORP.


                                   By:   /S/ Howard Gittis
                                      --------------------------------------
                                   Name:  Howard Gittis
                                   Title: Chairman of the Board of Directors,
                                          President and Chief
                                          Executive Officer



ACCEPTED AND AGREED TO:

PX HOLDING CORPORATION


By:  /s/ Todd J. Slotkin
   -----------------------------------
   Name:  Todd J. Slotkin
   Title: Executive Vice President and
          Chief Financial Officer